Exhibit 99.1

NEWS RELEASE

For Immediate Release	CONTACT:
Tuesday, July 28, 2009	Greg Peterson
Director of Investor Relations
770-232-8229
greg.peterson@agcocorp.com
AGCO REPORTS SECOND QUARTER RESULTS
Second Quarter Net Income of $57.4 million on Sales of $1.8 Billion
     DULUTH, GA — July 28 — AGCO, Your Agriculture Company (NYSE:AGCO), a worldwide manufacturer and distributor of agricultural equipment, reported net sales of approximately $1.8 billion for the second quarter of 2009, a decrease of approximately 25%, compared to net sales of approximately $2.4 billion for the second quarter of 2008. Net income per share was $0.61 for the second quarter of 2009 and adjusted net income, which excludes restructuring and other infrequent expenses, was $0.64 per share for the second quarter of 2009. These results compare to reported and adjusted net income of $1.31 per share for the second quarter of 2008. Excluding unfavorable currency translation impacts of approximately 10.8%, net sales in the second quarter of 2009 decreased approximately 14.2% compared to the same period in 2008.
     Net sales for the first six months of 2009 were $3.4 billion, a decrease of approximately 19.3%, compared to the same period in 2008. Excluding the unfavorable impact of currency translation of approximately 12.4%, net sales for the first six months of 2009 decreased approximately 6.9% compared to the same period in 2008. For the first six months of 2009, net income was $0.98 per share and adjusted net income, excluding restructuring and other infrequent expenses, was $1.00 per share. These results compare to reported and adjusted net income of $1.90 per share for the first six months of 2008.
     “The global recession had a major impact on farmer sentiment in the second quarter of 2009, and with the accompanying constrained credit environment, demand for agricultural equipment softened across the end markets in North America, Europe and South America,” stated Martin Richenhagen, AGCO’s Chairman, President and Chief Executive Officer. “We experienced weakening order trends throughout the second quarter. In response to the decreased order volume, the Company launched a series of operational and financial actions aimed at cutting production, lowering inventory levels, reducing operating expenses and generating cash flow. We will maintain these priorities during the third and fourth quarters.”
     “In the second quarter, we made progress with our inventory reduction efforts and cost reduction initiatives. By lowering production by approximately 35% compared to the second quarter of 2008, inventories declined by over $235 million from March 31, 2009 levels. We also took steps to adjust our cost structure in response to lower demand and production levels. Through a combination of layoffs, temporary furloughs, and the dismissal of temporary employees, we lowered our workforce by approximately 17% since the beginning of the year. Despite the progress, inventory continues to be above targeted levels and our short-term focus will remain on lowering working capital, reducing expenses and generating free cash flow. In addition, our long-term optimism for our industry and our confidence in our strategy remains intact as we continue investing in new technology, geographic expansion and productivity improvements.”
     Net sales in the second quarter of 2009 showed the sharpest decline in AGCO’s South American region where sales declined 26% compared to the second quarter of 2008, excluding unfavorable currency translation impacts. Weak market conditions across all the South American markets drove the decline. Sales in the Europe/Africa/Middle East (EAME) region decreased approximately 16.1% when compared to the second quarter of 2008, excluding unfavorable currency translation impacts. A severe decline in the Russian and Eastern European markets and softer demand in Central Europe and Scandinavia produced most of the decrease in the EAME region. In the North American region, sales in the second quarter declined less than 1% on a constant currency basis compared to the same period in 2008.
     Income from operations for the second quarter and first six months of 2009 decreased approximately $111.3 million and $146.9 million, respectively, compared to the same periods in 2008. The decline resulted from a decrease in net sales, reduced gross margins and the negative impact of currency translation. Gross margins declined due to lower production volumes and a weaker product mix partially offset by reduced workforce levels and cost control initiatives. The Company maintained its investment in engineering expense in the first six months of 2009 at levels slightly above the prior year. Unit production of tractors and combines for the second quarter of 2009 was approximately 35% below comparable 2008 levels.
Market Update
     Industry Unit Retail Sales

	Tractors	Combines
	Change from	Change from
Three Months Ended June 30, 2009	Prior Year Period	Prior Year Period
North America	- 23%	+ 27%
South America	- 28%	- 56%
Europe	- 11%	+ 2%
     North America
     Industry unit retail sales of tractors under 100 horsepower declined approximately 25% in the second quarter compared to the prior year due to weakness in the landscaping, residential construction and dairy sectors. High horsepower tractors were down approximately 9% in the second quarter compared to strong levels in the prior year. Industry unit retail sales of combines for the second quarter of 2009 grew by 27% compared to the second quarter of the prior year.
     South America
     Industry unit retail sales of tractors in Brazil decreased approximately 13% while industry unit retail sales in Argentina declined approximately 57% during the second quarter of 2009 compared to 2008. The mix of tractor sales in Brazil was heavily weighted toward smaller tractors as the Brazilian government’s special financing program for small farms stimulated sales of lower horsepower tractors. Demand for high horsepower tractors in Brazil remained well below last year’s robust level.
     Europe
     Industry unit retail sales of tractors in Europe for the second quarter of 2009 decreased compared to the prior year period due to lower retail volumes in all the major European markets except for France. The sharpest decline was in the weakened dairy and livestock sectors. Industry sales were weakest in Central and Eastern Europe, Russia, Scandinavia and Spain.
     “The recent volatility in commodity prices has increased the level of uncertainty around farm income and farmers remain conservative with their equipment investments,” stated Mr. Richenhagen. “In addition, the tight global credit situation continues to constrain equipment sales in Eastern Europe and Russia and, to a lesser extent, in South America. Planting is complete in the Northern hemisphere, and crops have emerged in relatively good shape. Parts of South America remain dry, but much of the Southern hemisphere has received normal rainfall. With good crop production this year, global grain inventories are expected to increase, but remain below historical levels on a stocks-to-use basis. Longer term, world grain use is expected to increase resulting from steady population growth, higher per capita incomes, changing diets and increases in biofuel production. This will require additional harvested area, increases in yields and a growing need for farm equipment.”
Regional Results
     AGCO Regional Sales (in millions)

			% change from 2008
			due to currency
	Net sales	% change from 2008	translation
Three months ended June 30, 2009
North America	$445.8	-4.3%	- 3.8%
South America	226.9	- 40.5%	- 14.5%
Europe/Africa/Middle East	1,069.5	-28.0%	- 11.9%
Asia/Pacific	53.0	-16.8%	- 16.9%

Total	$1,795.2	- 25.1%	-10.8%

Six months ended June 30, 2009
North America	$839.1	+ 0.7%	- 4.6%
South America	406.4	- 42.2%	- 15.9%
Europe/Africa/Middle East	2,035.4	- 19.6%	- 13.7%
Asia/Pacific	93.3	- 19.4%	- 18.6%

Total	$3,374.2	- 19.3%	- 12.4%

     North America
     In AGCO’s North American region, stronger sales of high horsepower tractors, balers and implements were offset by weaker sales of lower horsepower tractors. In the second quarter of 2009, income from operations grew approximately $25.9 million compared to the same period in 2008. Results benefited from new products, reduced warranty expense, positive currency impacts on imported products sold in North America and cost control initiatives, partially offset by higher levels of engineering costs.

     South America
     Soft market conditions and a weaker product mix produced sales declines in the South American region. Income from operations decreased approximately $35.5 million in the second quarter of 2009 compared to the same period in 2008. Lower sales, significantly lower production levels, the unfavorable impact of currency translation and a shift in sales mix to lower horsepower tractors in Brazil produced lower income from operations compared to the second quarter of 2008.
     EAME
     EAME sales declines were driven by lower sales in Eastern and Central Europe, Russia, Scandinavia and Spain and were partially offset by increases in Germany and France. AGCO’s EAME region reported a decline of approximately $94.4 million in income from operations for the second quarter of 2009 compared to the same period in 2008. Reduced sales, lower production levels, unfavorable currency translation impacts and increased engineering expenses all contributed to the decline.
     Asia/Pacific
     Net sales in AGCO’s Asia/Pacific region were flat during the second quarter of 2009 compared to the same period in 2008, excluding unfavorable currency translation impacts. Stronger sales in Australia, which has benefited from increased rainfall, were offset by lower sales in Asia. Income from operations in the Asia/Pacific region decreased approximately $3.9 million in the second quarter of 2009 compared to the same period in 2008, due to lower gross margins and unfavorable currency translation impacts.
Outlook
     The unstable global economy has created significant uncertainty about market conditions, and worldwide industry demand for farm equipment is expected to soften for the remainder of 2009. In North America, the market is expected to decline with the largest reduction in low and medium horsepower tractors. In South America, dry weather conditions and a reduction in planted acreage and crop production are expected to produce significantly lower industry volumes. Lower farm income in Europe is expected to drive reduced industry sales in 2009, with the weakest markets being Central and Eastern Europe and Russia.
     For the full year of 2009, AGCO is targeting earnings per share in a range from $2.00 to $2.25. Net sales are expected to range from $6.5 billion to $6.8 billion, including unfavorable currency translation impacts of approximately $750 million to $850 million. AGCO’s earnings are expected to be impacted by lower sales and production volumes and by engineering expenses for new product development and Tier 4 emission requirements. The impacts from production cuts and working capital reduction will continue to dampen results in the second half of the year.
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     AGCO will be hosting a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Tuesday, July 28, 2009. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com on the “Investors/Events” page. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.
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Safe Harbor Statement
Statements that are not historical facts, including the projections of earnings per share, sales, operating expenses, market conditions, inventory levels, production volumes, industry demand, general economic conditions, working capital, cash flow and other strategic initiatives, weather conditions, grain inventories and use, currency translation impacts and engineering expense, are forward-looking and subject to risks which could cause actual results to differ materially from those suggested by the statements. These forward-looking statements involve a number of risks and uncertainties. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements. Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2008. AGCO disclaims any obligation to update any forward-looking statements.
•	Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, increases in farm input costs, lower commodity prices and changes in the availability of credit for our retail customers, will adversely affect us.

•	The recent poor performance of the general economy may result in a decline in demand for our products. However, we are unable to predict with accuracy the amount or duration of this decline, and our forward-looking statements reflect merely our best estimates at the current time.

•	A majority of our sales and manufacturing takes place outside of the United States, and, as a result, we are exposed to risks related to foreign laws, taxes, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations.

•	Most of the retail sales of our products are financed either by our retail finance joint ventures with Rabobank or by a bank or other private lender. During 2008, our joint ventures with Rabobank, which are dependent upon Rabobank for financing as well, financed approximately 50% of the retail sales of our tractors and combines, in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member of the joint ventures not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. To the extent that financing is not available or available at unattractive prices, our sales would be negatively impacted.

•	Both AGCO and AGCO Finance have substantial accounts receivables from dealers and end-customers, and we would be adversely impacted if the collectability of these receivables was not consistent with historical experience; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.

•	We recently have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, which can adversely affect our reported results of operations and the competitiveness of our products.

•	We are subject to extensive environmental laws and regulations, and our compliance with, or our failure to comply with, existing or future laws and regulations could delay production of our products or otherwise adversely affect our business.

•	We have significant pension obligations with respect to our employees and our available cash flow may be adversely affected in the event that payments become due under any pension plans that are unfunded or underfunded. Declines in the market value of the securities used to fund these obligations result in increased pension expense in future periods.

•	The agricultural equipment industry is highly seasonal, and seasonal fluctuations significantly impact our results of operations and cash flows.

•	Our success depends on the introduction of new products, which require substantial expenditures.

•	We depend on suppliers for raw materials, components and parts for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell our products. We also are subject to raw material price fluctuations, which can adversely affect our manufacturing costs.

•	We face significant competition and, if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and profitability would decline.

•	We have a substantial amount of indebtedness, and as result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.

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About AGCO
AGCO, Your Agriculture Company (NYSE: AGCO), was founded in 1990 and offers a full product line of tractors, combines, hay tools, sprayers, forage, tillage equipment, implements and related replacement parts. AGCO agricultural products are sold under the core brands of Challenger®, Fendt®, Massey Ferguson® and Valtra®, and are distributed globally through more than 2,800 independent dealers and distributors, in more than 140 countries worldwide. AGCO provides retail financing through AGCO Finance. AGCO is headquartered in Duluth, Georgia, USA. In 2008, AGCO had net sales of $8.4 billion.
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Please visit our website at www.agcocorp.com.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	June 30,	December 31,
	2009	2008

ASSETS
Current Assets:
Cash and cash equivalents	$190.2	$512.2
Restricted cash	7.3	33.8
Accounts and notes receivable, net	916.7	815.6
Inventories, net	1,443.0	1,389.9
Deferred tax assets	40.5	56.6
Other current assets	185.5	197.1

Total current assets	2,783.2	3,005.2
Property, plant and equipment, net	878.9	811.1
Investment in affiliates	306.6	275.1
Deferred tax assets	44.1	29.9
Other assets	91.5	69.6
Intangible assets, net	172.0	176.9
Goodwill	610.1	587.0

Total assets	$4,886.4	$4,954.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$0.1	$0.1
Convertible senior subordinated notes	189.1	—
Accounts payable	670.3	1,027.1
Accrued expenses	781.2	799.8
Other current liabilities	94.6	151.5

Total current liabilities	1,735.3	1,978.5
Long-term debt, less current portion	444.6	625.0
Pensions and postretirement health care benefits	177.1	173.6
Deferred tax liabilities	105.6	108.1
Other noncurrent liabilities	74.0	49.6

Total liabilities	2,536.6	2,934.8

Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Common stock	0.9	0.9
Additional paid-in capital	1,070.5	1,067.4
Retained earnings	1,473.2	1,382.1
Accumulated other comprehensive loss	(202.3)	(436.1)

Total AGCO Corporation stockholders’ equity	2,342.3	2,014.3

Noncontrolling interests	7.5	5.7

Total stockholders’ equity	2,349.8	2,020.0

Total liabilities and stockholders’ equity	$4,886.4	$4,954.8

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended June 30,
	2009	2008

Net sales	$1,795.2	$2,395.4
Cost of goods sold	1,503.7	1,967.2

Gross profit	291.5	428.2

Selling, general and administrative expenses	154.2	181.0
Engineering expenses	52.1	53.0
Restructuring and other infrequent expenses	2.8	0.1
Amortization of intangibles	4.6	5.0

Income from operations	77.8	189.1

Interest expense, net	11.7	9.0
Other expense, net	8.3	9.6

Income before income taxes and equity in net earnings of affiliates	57.8	170.5

Income tax provision	14.4	55.5

Income before equity in net earnings of affiliates	43.4	115.0

Equity in net earnings of affiliates	13.6	14.6

Net income	57.0	129.6
Net loss attributable to noncontrolling interests	0.4	—

Net income attributable to AGCO Corporation and subsidiaries	$57.4	$129.6

Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$0.62	$1.41

Diluted	$0.61	$1.31

Weighted average number of common and common equivalent shares outstanding:
Basic	92.3	91.7

Diluted	93.8	99.1

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Six Months Ended June 30,
	2009	2008

Net sales	$3,374.2	$4,182.0
Cost of goods sold	2,810.4	3,438.6

Gross profit	563.8	743.4

Selling, general and administrative expenses	315.8	351.6
Engineering expenses	100.1	98.4
Restructuring and other infrequent expenses	2.8	0.2
Amortization of intangibles	8.7	9.9

Income from operations	136.4	283.3

Interest expense, net	23.4	17.6
Other expense, net	14.8	15.6

Income before income taxes and equity in net earnings of affiliates	98.2	250.1

Income tax provision	28.8	85.3

Income before equity in net earnings of affiliates	69.4	164.8

Equity in net earnings of affiliates	21.9	23.6

Net income	91.3	188.4
Net income attributable to noncontrolling interests	(0.2)	—

Net income attributable to AGCO Corporation and subsidiaries	$91.1	$188.4

Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$0.99	$2.05

Diluted	$0.98	$1.90

Weighted average number of common and common equivalent shares outstanding:
Basic	92.1	91.7

Diluted	92.9	99.2

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Six Months Ended June 30,
	2009	2008
Cash flows from operating activities:
Net income attributable to AGCO Corporation and subsidiaries	$91.1	$188.4

Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	58.2	63.5
Deferred debt issuance cost amortization	1.4	1.8
Amortization of intangibles	8.7	9.9
Amortization of debt discount	7.5	7.0
Stock compensation	8.4	15.0
Equity in net earnings of affiliates, net of cash received	(14.2)	(15.8)
Deferred income tax provision	(7.2)	17.2
Gain on sale of property, plant and equipment	(0.2)	(0.1)
Changes in operating assets and liabilities:
Accounts and notes receivable, net	(40.6)	(9.2)
Inventories, net	2.2	(320.4)
Other current and noncurrent assets	(0.4)	(39.7)
Accounts payable	(344.6)	85.9
Accrued expenses	(28.1)	69.3
Other current and noncurrent liabilities	(9.7)	(11.5)

Total adjustments	(358.6)	(127.1)

Net cash (used in) provided by operating activities	(267.5)	61.3

Cash flows from investing activities:
Purchases of property, plant and equipment	(101.5)	(99.7)
Proceeds from sale of property, plant and equipment	1.4	1.8
Investments in unconsolidated affiliates	(0.2)	(0.4)
Restricted cash and other	29.0	—

Net cash used in investing activities	(71.3)	(98.3)

Cash flows from financing activities:
(Repayment of) proceeds from debt obligations, net	(19.4)	1.6
Proceeds from issuance of common stock	—	0.2
Payment of minimum tax withholdings on stock compensation	(5.2)	(3.1)
Payment of debt issuance costs	—	(1.3)
Investments by noncontrolling interests	1.3	—

Net cash used in financing activities	(23.3)	(2.6)

Effect of exchange rate changes on cash and cash equivalents	40.1	15.7

Decrease in cash and cash equivalents	(322.0)	(23.9)
Cash and cash equivalents, beginning of period	512.2	582.4

Cash and cash equivalents, end of period	$190.2	$558.5

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)
1. STOCK COMPENSATION EXPENSE
     During the three months and six months ended June 30, 2009, the Company recorded approximately $2.3 million and $8.7 million, respectively, of stock compensation expense. During the three months and six months ended June 30, 2008, the Company recorded approximately $8.6 million and $15.2 million, respectively, of stock compensation expense. The stock compensation expense was recorded as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Cost of goods sold	$—	$0.2	$0.5	$0.4
Selling, general and administrative expenses	2.3	8.4	8.2	14.8

Total stock compensation expense	$2.3	$8.6	$8.7	$15.2

2. RESTRUCTURING AND OTHER INFREQUENT EXPENSES
     During the second quarter of 2009, the Company recorded restructuring and other infrequent expenses of approximately $2.8 million. These charges primarily related to severance costs associated with the Company’s rationalization of its operations in the United States, United Kingdom and Finland.
     During the second quarter of 2008, the Company recorded and incurred employee relocation costs of approximately $0.1 million associated with the closure of one of its German sales offices initiated in 2006.
3. INDEBTEDNESS
     Indebtedness at June 30, 2009 and December 31, 2008 consisted of the following:

	June 30,	December 31,
	2009	2008
6 7/8% Senior subordinated notes due 2014	$280.7	$279.4
1 3/4% Convertible senior subordinated notes due 2033	189.1	185.3
1 1/4% Convertible senior subordinated notes due 2036	163.9	160.3
Other long-term debt	0.1	0.1

	633.8	625.1
Less: Current portion of long-term debt	(0.1)	(0.1)
1 3/4% Convertible senior subordinated notes due 2033	(189.1)	—

Total indebtedness, less current portion	$444.6	$625.0

     Holders of the Company’s 1 3/4% convertible senior subordinated notes due 2033 and 1 1/4% convertible senior subordinated notes due 2036 may convert the notes, if, during any fiscal quarter, the closing sales price of the Company’s common stock exceeds 120% of the conversion price of $22.36 per share for the 1 3/4% convertible senior subordinated notes and $40.73 per share for the 1 1/4% convertible senior subordinated notes for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter. As of June 30, 2009, the closing sales price of the Company’s common stock had exceeded 120% of the conversion price of the 1 3/4% convertible senior subordinated notes for at least 20 trading days in the 30 consecutive trading days ending June 30, 2009, and, therefore, the Company classified the notes as a current liability. Future classification of both notes between current and long-term debt is dependent on the closing sales price of the Company’s common stock during future quarters. The Company believes it is unlikely the holders of the notes would convert the notes under the provisions of the indenture agreement, thereby requiring the Company to repay the principal portion in cash. In the event the notes were converted, the Company believes it could repay the notes with available cash on hand, funds from the Company’s $300.0 million multi-currency revolving credit facility, or a combination of these sources.
4. INVENTORIES
     Inventories at June 30, 2009 and December 31, 2008 were as follows:

	June 30,	December 31,
	2009	2008
Finished goods	$650.9	$484.9
Repair and replacement parts	385.4	396.1
Work in process	116.7	130.5
Raw materials	290.0	378.4

Inventories, net	$1,443.0	$1,389.9

5. ACCOUNTS RECEIVABLE SECURITIZATION
     The Company sells wholesale accounts receivable on a revolving basis to commercial paper conduits either on a direct basis or through a wholly-owned special purpose United States subsidiary under its United States and Canadian securitization facilities and through a qualifying special purpose entity in the United Kingdom under its European securitization facility. Outstanding funding under these facilities totaled approximately $482.2 million at June 30, 2009 and $483.2 million at December 31, 2008. The funded balance has the effect of reducing accounts receivable and short-term liabilities by the same amount. Losses on sales of receivables primarily from securitization facilities included in other expense, net were $5.2 million and $8.3 million for the three months ended June 30, 2009 and 2008, respectively, and $10.2 million and $14.5 million for the six months ended June 30, 2009 and 2008, respectively.
6. EARNINGS PER SHARE
     The Company’s convertible senior subordinated notes provide for (i) the settlement upon conversion in cash up to the principal amount of the converted notes with any excess conversion value settled in shares of the Company’s common stock, and (ii) the conversion rate to be increased under certain circumstances if the notes are converted in connection with certain change of control transactions. Dilution of weighted shares outstanding will depend on the Company’s stock price for the excess conversion value using the treasury stock method. A reconciliation of net income attributable to AGCO Corporation and subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted earnings per share for the three and six months ended June 30, 2009 and 2008 is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Basic net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$57.4	$129.6	$91.1	$188.4

Weighted average number of common shares outstanding	92.3	91.7	92.1	91.7

Basic net income per share attributable to AGCO Corporation and subsidiaries	$0.62	$1.41	$0.99	$2.05

Diluted net income per share:
Net income attributable to AGCO Corporation and subsidiaries for purposes of computing diluted net income per share	$57.4	$129.6	$91.1	$188.4

Weighted average number of common shares outstanding	92.3	91.7	92.1	91.7
Dilutive stock options, performance share awards and restricted stock awards	0.2	0.2	0.2	0.2
Weighted average assumed conversion of contingently convertible senior subordinated notes	1.3	7.2	0.6	7.3

Weighted average number of common and common equivalent shares outstanding for purposes of computing diluted earnings per share	93.8	99.1	92.9	99.2

Diluted net income per share attributable to AGCO Corporation and subsidiaries	$0.61	$1.31	$0.98	$1.90

7. SEGMENT REPORTING
     The Company has four reportable segments: North America; South America; Europe/Africa/Middle East; and Asia/Pacific. Each regional segment distributes a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each regional segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three and six months ended June 30, 2009 and 2008 are as follows:

Three Months Ended	North	South	Europe/Africa/	Asia/
June 30,	America	America	Middle East	Pacific	Consolidated
2009
Net sales	$445.8	$226.9	$1,069.5	$53.0	$1,795.2
Income from operations	24.6	1.0	81.0	4.0	110.6

2008
Net sales	$465.7	$381.1	$1,484.8	$63.8	$2,395.4
(Loss) income from operations	(1.3)	36.5	175.4	7.9	218.5

Six Months Ended	North	South	Europe/Africa/	Asia/
June 30,	America	America	Middle East	Pacific	Consolidated
2009
Net sales	$839.1	$406.4	$2,035.4	$93.3	$3,374.2
Income from operations	29.8	6.4	158.7	6.4	201.3

2008
Net sales	$833.4	$702.5	$2,530.3	$115.8	$4,182.0
(Loss) income from operations	(14.3)	70.9	272.8	13.7	343.1
     A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Segment income from operations	$110.6	$218.5	$201.3	$343.1
Corporate expenses	(23.1)	(15.9)	(45.2)	(34.9)
Stock compensation expense	(2.3)	(8.4)	(8.2)	(14.8)
Restructuring and other infrequent expenses	(2.8)	(0.1)	(2.8)	(0.2)
Amortization of intangibles	(4.6)	(5.0)	(8.7)	(9.9)

Consolidated income from operations	$77.8	$189.1	$136.4	$283.3

RECONCILIATION OF NON-GAAP MEASURES
     This earnings release discloses adjusted income from operations, net income and earnings per share, all of which exclude amounts that differ from the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included below.
     The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income and earnings per share for the three months ended June 30, 2009 and 2008 (in millions, except per share data):

	Three months ended June 30,
	2009			2008
	Income		Earnings	Income
	From	Net	Per	From	Net	Earnings
	Operations	Income(1)	Share(1)	Operations	Income(1)	Per Share(1)
As adjusted	$80.6	$59.6	$0.64	$189.2	$129.6	$1.31
Restructuring and other infrequent expenses(2)	2.8	2.2	0.02	0.1	—	—

As reported	$77.8	$57.4	$0.61	$189.1	$129.6	$1.31

(1)	Net income and earnings per share amounts are after tax (rounding may impact the summation of certain line items).

(2)	The restructuring and other infrequent expenses recorded during the second quarter of 2009 related primarily to severance costs associated with the Company’s rationalization of its operations in the United States, United Kingdom and Finland. The restructuring and other infrequent expenses recorded during the second quarter of 2008 related to employee relocation costs associated with the closure of one of the Company’s German sales offices initiated in 2006.
     The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income and earnings per share for the six months ended June 30, 2009 and 2008 (in millions, except per share data):

	Six months ended June 30,
	2009			2008
	Income		Earnings	Income
	From	Net	Per	From	Net	Earnings
	Operations	Income(1)	Share(1)	Operations	Income(1)	Per Share(1)
As adjusted	$139.2	$93.3	$1.00	$283.5	$188.5	$1.90
Restructuring and other infrequent expenses(2)	2.8	2.2	0.02	0.2	0.1	—

As reported	$136.4	$91.1	$0.98	$283.3	$188.4	$1.90

(1)	Net income and earnings per share amounts are after tax.

(2)	The restructuring and other infrequent expenses recorded during the first six months of 2009 related primarily to severance costs associated with the Company’s rationalization of its operations in the United States, United Kingdom and Finland. The restructuring and other infrequent expenses recorded during the first six months of 2008 related primarily to severance and employee relocation costs associated with the Company’s rationalization of its Valtra sales office located in France as well as the Company’s rationalization of certain parts, sales and marketing and administration functions in Germany.